Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-144742, 333-136072, 333-118610, 333-107466, 333-66676, 333-51656, 333-48026) pertaining to various stock incentive and option plans and in the Registration Statements on Form S-3 (Nos. 333-165005, 333-161544, 333-133018, 333-119431, 333-112759, 333-104305) of TeleCommunication Systems, Inc. of our reports dated March 8, 2010, with respect to the consolidated financial statements and schedule of TeleCommunication Systems, Inc. and the effectiveness of internal control over financial reporting of TeleCommunication Systems, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ Ernst & Young LLC
Baltimore, Maryland
March 8, 2010